[LEGENDS FINANCIAL HOLDINGS, INC. LETTERHEAD]

April 28, 2006

Dear Shareholders:

I am pleased to report our strong financial performance for 2005 and bring you up to date on several initiatives that we are presently undertaking.

Our financial performance was again a banner year with assets growing 24.11% or $44.6 million, Deposits grew 28.8% or $44.7 million and loans grew 17.8% or $22.6 million. Net income was $2,085 million compared to net income for year ending 2004 of $1,606 million, an increase of 29.8%.

We recently announced a dividend of $ .35 cents per share for shareholders of record date on April 10, 2006 and is payable to shareholders on or about May 1, 2006. Your dividend check is included with this letter. The current price of Legends Financial Holdings, Inc. stock is $23.00 and we know of none that is available to be purchased at this time.

At Legends Bank, our performance is directly related to our extra-ordinary employees that provide legendary service day in and day out, along with the strength of the banking relationships that we have developed since our beginning in November 1998. Our financial commitment to the community and the shared successes of the Montgomery County and Stewart County areas have not faltered and have built value for our shareholders and improved overall quality of life.

We now have six full service branches including an office in Dover along with a full service Mortgage Lending Division and a full service Investment Division. We now have 71 employees and rank among the top of Tennessee banks in the category of millions of dollars in assets per employee.

We will begin construction very soon on a new facility in St. Bethlehem. In the new facility we will house the current St. Bethlehem Branch, the Secondary Market Residential Mortgage Department and will relocate the Operations staff along with certain Administrative personnel and officers. This new facility will consist of a full basement and three floors above ground and will contain over 22 thousand square feet.
This move will allow the bank to continue to grow as we have simply out grown our main office facility downtown.

Last, and most importantly, I would like to explain the delay in sending this year’s letter and announcing our annual shareholder meeting date. The bank is currently in the process of applying with the Securities and Exchange Commission (SEC) to privatize the bank. Our efforts to privatize include separating our current stock into three separate classes. Due to the recently passed Sarbanes-Oxley Act, the cost of being a “public company” has increased. Overall compliance with SEC regulations is a relatively significant overhead cost for the company. Once the SEC has no more comments concerning the Proxy Statement, we will set the shareholder meeting date and deliver all necessary information.

We hope to hold our annual shareholder meeting in July. In that case, you will receive your notice of meeting date and time along with the Proxy Material and other pertinent financial information during the month of June.

Should you have any questions concerning our plans to privatize please feel free to call me or Tommy Bates at 931-503-1234 we will be more than happy to answer your questions.

As always, I want to let you know that we appreciate you investment in Legends Bank and the confidence you have shown in us, our Board of Directors, Management team, officers and employees. We invite you to learn more about your bank by stopping by for a visit, calling us, or going online at our website www.legendsbank.com.

With Best Regards,

/S/ Billy P. Atkins

Billy P. Atkins
Chairman, Chief Executive Officer and President
Legends Financial Holdings, Inc.